As filed with the Securities and Exchange Commission on August 5, 1997
                                                      Registration No. 333-01228
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                           PRAEGITZER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


                  Oregon                                  93-0790158
(State or other jurisdiction of incorporation)  (I.R.S. Employer Identification
                                                            Number)

                         1270 S.E. Monmouth Cut-Off Road
                            Dallas, Oregon 97338-9532
                                 (503) 623-9273
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                                   -----------

                                SCOTT D. GILBERT
                            Vice President of Finance
                           Praegitzer Industries, Inc.
                         1270 S.E. Monmouth Cut-Off Road
                            Dallas, Oregon 97338-9532
                                 (503) 623-9273
                             telecopy (503) 623-3403
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   -----------

                                    Copy To:

                                STEPHEN E. BABSON
                                 Stoel Rives LLP
                         900 SW Fifth Avenue, Suite 2300
                             Portland, Oregon 97204
                                 (503) 224-3380
                             telecopy (503) 294-9688
                                   -----------

              Approximate date of commencement of proposed sale to
              the public: From time to time after this Registration
                          Statement becomes effective.
                                   -----------

     If the only Securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   -----------

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                           Proposed Maximum      Proposed Maximum
  Title of Each Class of Securities     Amount to be        Offering Price      Aggregate Offering       Amount of
          to be Registered               Registered         Per Share (1)            Price (1)       Registration Fee

Common Stock.........................     1,262,397            $14.875            $18,778,155.38         $5,690.35(2)
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low prices for the Common Stock on July 31, 1997 as reported on the Nasdaq National Market.

(2) Fee of $2,834.03 paid with original filing on April 4, 1997.

                                  -----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

-------------------------------------------------------------------------------
===============================================================================

PROSPECTUS (SUBJECT TO COMPLETION)

                                1,262,397 Shares


                           PRAEGITZER INDUSTRIES, INC.

                                  Common Stock
                                    ---------

     The Common Stock of Praegitzer Industries, Inc. ("the Company") offered hereby (the "Shares") may be sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the offering.

     The Shares may be offered or sold from time to time by the Selling Shareholders in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Shares, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Selling Shareholders" and "Plan of Distribution."

     All the Shares were "restricted securities" under the Securities Act before their registration hereunder. This Prospectus has been prepared so that future sales of the Shares will not be restricted under the Securities Act.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "PGTZ". On July 31, 1997, the last sale price for the Common Stock as reported on the Nasdaq National Market was $14.9375 per share.

     See "Risk Factors" starting on page 5 for certain information that should be carefully considered by prospective investors.

                                    ---------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such an offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.

                  The date of this Prospectus is August 4, 1997

     Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                TABLE OF CONTENTS


                                                                      Page
Available Information ..............................................   3
Incorporation of Certain Documents by Reference ....................   4
The Company ........................................................   4
Risk Factors .......................................................   5
Selling Shareholders ...............................................  10
Plan of Distribution ...............................................  11
Indemnification of Directors and Officers ..........................  11
Shares Eligible for Future Sale ....................................  12
Experts ............................................................  12


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. The Company has also filed with the Commission a Registration Statement under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement and the reports and other information filed pursuant to the Exchange Act may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 on the payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Its address is http://www.sec.gov. Copies of such documents may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Where any document or part thereof is incorporated by reference in this Prospectus, but not delivered with it, the Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including the exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated). Such requests may be directed to Praegitzer Industries, Inc., 1270 S.E. Monmouth Cut-Off Road, Dallas, Oregon 97338-9532, (503) 623-9273, Attn: Controller.

     The following documents previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1996;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996, and March 31, 1997;

          (c) The Company's Current Report on Form 8-K, dated August 28, 1996, as amended on November 8, 1996; and

          (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description, as filed with the Commission on March 9, 1996.

     All reports and other documents later filed by the Company pursuant to sections 13(a), 13(c), 14, and 15(d) of the Exchange Act before the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of their filing.


                                   THE COMPANY

     The Company was incorporated under Oregon law in 1981. The Company's executive offices are located at 1270 S.E. Monmouth Cut-Off Road, Dallas, Oregon 97338-9532, and its telephone number is (503) 623-9273.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Potential purchasers should consider the following information carefully, as well as the other information in this Prospectus, in evaluating the Company, its business and the shares of Common Stock offered hereby.

Fluctuations in Operating Results

     The Company's results of operations have fluctuated and may continue to fluctuate. Variations in quick-turnaround and high volume production orders and in the average number of layers per printed circuit board have significantly affected both revenue and gross margins. Operating results may also be affected by other factors, including the receipt and shipment of large orders, plant use, manufacturing process yields, the timing of expenditures in anticipation of future sales, raw material availability, the length of sales cycles and economic conditions in the electronics industry. Many of these factors are outside the Company's control. A significant portion of the Company's operating expenses are fixed. Any inability to adjust spending quickly enough to compensate for any revenue shortfall would magnify the shortfall's adverse impact on the Company.

     The Company's customers generally require short delivery cycles, and a substantial portion of the Company's backlog is typically scheduled for delivery within 60 days. Quarterly sales and operating results therefore depend in large part on the volume and timing of orders received during the quarter, which are difficult to forecast. The level and timing of orders placed by the Company's customers vary due to customer inventory management, changes in customer manufacturing strategy, variation in demands for customer products and other factors. The Company's lead time for prototype and pre-production runs may be reduced to as little as one day and, because it depends on customer product launches and design changes, the Company's operating results from its quick-turnaround business are particularly volatile. The short lead times inherent in the Company's backlog also affect its ability to plan production and inventory levels, which could lead to fluctuations in operating results. As a result of the acquisitions of Circuit Technology, Inc. ("CTI") in November 1995 and Trend Circuits, Inc. ("Trend") in August 1996, the percentage of the Company's revenue derived from quick-turnaround business has increased, and the Company expects it to continue to increase, which could add additional volatility to its results of operations. In addition, a variety of conditions, both those specific to individual customers and those generally affecting their industry segments, may cause customers to cancel, reduce or delay orders that were previously made or expected. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for work and materials expended through the cancellation date. Significant or numerous cancellations, reductions or delays in orders by customers could have a material adverse effect on the Company. Moreover, the Company's business involves highly complex manufacturing processes that may fail from time to time. Process failures have occurred in the past and have resulted in delays in product shipments. There is no assurance that process failures will not occur in the future, and the loss of revenue as the result of such failures could have a material adverse effect on the Company. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

Dependence on Electronics Industry

     The Company's customers include OEMs and contract manufacturers of data communications and telecommunications equipment, instrumentation and industrial equipment, computers and peripherals, business systems and consumer electronics. These industry segments, as well as the electronics industry as a whole, are subject to rapid technological change and product obsolescence. Discontinuation or modification of products containing printed circuit boards manufactured by the Company could have a material adverse effect on the Company. The electronics industry is subject to economic cycles and has experienced and is likely in the future to experience recessionary periods. Pricing pressures, a general recession or any other event leading to excess capacity or a downturn in the electronics industry likely would result in intensified price competition, reduced gross margins and a decrease in unit volume, which could have a material adverse effect on the Company.

Technological Change

     Technological change in the printed circuit board industry is rapid and continual. The manufacture of complex printed circuit boards requires increasing technological and manufacturing expertise. To satisfy customers' needs for increasingly complex products, printed circuit board manufacturers must continue to improve manufacturing processes and invest in new facilities and equipment. If the Company needs new technologies and equipment to remain competitive, the acquisition and implementation of such technologies and equipment are likely to require significant capital investment. There is no assurance that this capital will be available in the future or that these technological processes will become or remain commercially viable. There is no assurance the Company will be able to maintain its current technological position. In addition, the printed circuit board industry may in the future encounter competition from new technologies, including ceramic and deposited multichip modules, that may reduce the number of printed circuit boards required in electronic equipment or may render existing technology less competitive or obsolete. There is no assurance the Company's future process development efforts will succeed or that new technologies, industry standards or customer requirements will not render the Company's technology, equipment or processes obsolete or uncompetitive.

Uncertain Ability to Manage Growth

     The Company has recently expanded significantly, particularly by its acquisitions of CTI and Trend. The expansion has placed, and is expected to continue to place, significant demands on the Company's managerial, technical, financial and other resources. The Company's growth strategy will require increased personnel throughout the Company, expanded customer service and support, expanded operational and financial systems and the implementation of new control procedures. There is no assurance that the Company will be able to attract qualified personnel, successfully manage expanded operations or accomplish other measures needed for its successful growth. As the Company expands, it may from time to time experience constraints that will adversely affect its ability to meet customer demands in a timely fashion. Failure to manage growth effectively could have a material adverse effect on the Company.

     The Company reported losses of $546,000, or $.04 per share, in the quarter ended March 31, 1997, and $8.3 million, or $0.68 per share, for the year ended June 30, 1997. The Company attributes the losses to (i) one time non-cash charges related to purchased research and development, and impairment of goodwill in the quarter ended September 30, 1996; (ii) startup costs of the new inner layer expansion at the Company's Dallas facility and expansion of the Company's White City facility that were greater than expected; (iii) sales, general and administrative costs associated with the integration of Trend that were higher than expected; and (iv) a restructuring of the nationwide and international sales organization to accommodate recent growth. Although the Company reported income of $1.7 million, or $0.14 per share in the quarter ended June 30, 1997, there is no assurance that the costs of integration will continue to be higher than expected, and the failure to integrate the recently acquired operations successfully could adversely affect the Company.

Risks Associated with Possible Acquisitions

     The Company intends to pursue acquisitions as part of its growth strategy. Although the Company has no understandings, commitments or agreements with respect to any acquisition, the Company expects that one or more potential acquisition opportunities may become available in the future. Acquisitions would require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management resources, increases in administrative costs and additional costs associated with debt or equity financing. If attractive acquisition opportunities become available, the Company intends to pursue them. There is no assurance that the Company will complete any acquisition or that a future acquisition will not materially and adversely affect the Company or will not result in dilution to current shareholders.

Dependence on Key Personnel

     The Company's future success will depend in large part on the continued service of certain key management, engineering and other personnel, including Robert Praegitzer and Matthew Bergeron, and on the Company's ability to attract and retain qualified managerial, engineering, technical, sales and marketing personnel. Competition for these employees is intense. Although the Company has granted incentive stock options to its key employees, there is no assurance that the Company can keep its existing key personnel or that it can attract and retain sufficient numbers of qualified employees in the future. The loss of key employees or the inability to hire or keep qualified personnel in the future could have a material adverse effect on the Company.

Customer Concentration

     In fiscal 1997, sales to Hewlett-Packard Company ("Hewlett-Packard") accounted for approximately 13% of the Company's revenue and the Company's ten largest customers accounted for approximately 48% of the Company's revenue. Although there is no assurance the Company's principal customers will continue to purchase products and services from the Company at past levels and the acquisitions of Trend and CTI are expected to help broaden the Company's customer base, the Company expects a significant portion of its revenue will continue to come from a small number of customers. The loss of, or significant curtailment of purchases by, one or more of these customers could have a material adverse effect on the Company.

Competition

     The printed circuit board industry is highly fragmented and characterized by intense competition, which the Company believes will increase. The Company competes principally in the market for complex, rigid multilayer printed circuit boards. The Company's competitors are primarily large domestic manufacturers, offshore manufacturers located primarily in Asia, small or regional domestic manufacturers and captive printed circuit board operations of large OEMs such as International Business Machines Corporation ("IBM"). Some of the Company's competitors are substantially larger and have substantially greater manufacturing, financial and marketing resources than the Company. In times of recession in the electronics industry, increasingly price-sensitive customers may place less value on the Company's competitive strengths, such as quick-turnaround manufacturing and responsive customer service. In addition, OEMs with captive printed circuit board manufacturing operations may seek open market orders to fill excess capacity, which increases price competition. The Company may be at a disadvantage in the lower technology segments of the printed circuit board market when competing with manufacturers with lower cost structures, particularly those with offshore facilities where labor and other costs may be lower. Although capital requirements are a significant barrier to entry for manufacturing technologically complex printed circuit boards, the basic interconnect technology is generally not protected by patents or copyrights. There is no assurance that the Company will be able to compete successfully against present or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company.

Environmental Matters

     The Company uses certain materials in its manufacturing processes that are classified as hazardous substances. Proper waste disposal and environmental regulation are major considerations for printed circuit board manufacturers because metals and chemicals are used in the manufacturing process. If environmental laws are violated, the Company could be liable for damages and for the costs of remedial actions and could also lose permits needed to conduct its business. Any such revocation could require the Company to cease or limit production at one or more of its facilities, which could have a material adverse effect on the Company. The Company is also subject to laws relating to the storage, use and disposal of chemicals, solid waste and hazardous materials, and air quality. As a generator of hazardous materials, the Company is subject to financial exposure even if it fully complies with these laws. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations.

Availability and Cost of Materials

     The Company has no fixed price contracts or arrangements for some of the raw materials and supplies it purchases. Shortages of, and price increases for, certain raw materials used by the Company have occurred in the past and may occur in the future. As the use of proprietary materials increases, the potential for shortages in supply also increases. Future shortages or price fluctuations in raw materials could have a material adverse effect on the Company. Delays or interruptions in obtaining raw materials would have a particularly pronounced effect on the Company's quick-turnaround business because of the short lead times associated with that business.

Intellectual Property

     The Company's success depends in part on its proprietary techniques and manufacturing expertise, particularly in the area of complex multilayer printed circuit boards. The Company has no patents and relies principally on trade secret protection of its intellectual property. There is no assurance that the Company will be able to protect its trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets. In addition, litigation may be necessary to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of patent infringement. The Company is not aware of any pending or threatened claims that affect any of its intellectual property rights. If any infringement claim is asserted against the Company, the Company may seek to obtain a license of the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all. Litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company.

Possible Volatility of Stock Price

     The market for securities of small market capitalization companies has been highly volatile in recent years, often as a result of factors unrelated to a company's operations. The Company believes quarterly fluctuations in its financial results and factors not directly related to its operating performance, such as announcements of new developments relating to electronic interconnect technologies and developments in the printed circuit board industry, could contribute to the volatility of the price of its Common Stock, causing it to fluctuate significantly. These factors, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the Common Stock.

Control by Principal Shareholder

     Robert L. Praegitzer, Chairman of the Board, President and Chief Executive Officer of the Company, beneficially owns approximately 64.2% of the outstanding Common Stock. As a result, he can control most matters requiring approval by the shareholders of the Company, including the election of directors, without the cooperation of any other shareholder. As a shareholder, Mr. Praegitzer will not be prohibited from acting in his own interest in respect of, among other things, the voting or disposing of his shares of Common Stock.

Shares Eligible for Future Sale

     Sales of a substantial number of shares of the Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and the Company's ability to raise capital in the future in the equity markets. As of July 31, 1997, there were 12,636,268 shares of Common Stock outstanding. 2,300,000 shares are freely tradeable under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by an "affiliate" of the Company, as that term is defined in Rule 144 under the Securities Act, and an additional 9,163,022 shares are eligible for immediate resale subject to the limitations of Rule 144. In addition, holders of 2,160,922 shares, including the Shares offered hereby, are entitled to certain registration rights. On the satisfaction of applicable exercisability periods and subject to Rule 144 volume limitations applicable to affiliates, 1,004,050 shares of Common Stock to be issued on exercise of outstanding options granted pursuant to the Stock Incentive Plan will be available for immediate resale in the open market. See "Shares Eligible for Future Sale."

Potential Issuance of Preferred Stock; Anti-Takeover Effect of Oregon Law

     The Company is authorized to issue up to 500,000 shares of Preferred Stock, and the Board of Directors may fix the preferences, limitations and relative rights of those shares without any vote or action by the shareholders. The potential issuance of Preferred Stock may delay or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no plans to issue Preferred Stock.

     In addition, certain provisions of Oregon law could make it more difficult for a party to gain control of the Company. The Company is subject to the Oregon Control Share Act (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon corporation in a transaction that results in the Acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless the control shares are granted voting rights by (i) a majority of each voting group entitled to vote and (ii) the holders of a majority of the outstanding voting shares, excluding the control shares and shares held by the Company's officers and inside directors. The term "Acquiror" is broadly defined to include persons acting as a group. If the Acquiror's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiror for the control shares.

     The Company is subject to certain provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders (the "Business Combination Act"). The Business Combination Act generally provides that if a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in certain business combination transactions for three years after the date the person became an Interested Shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange, (b) any sale, lease, mortgage or other disposition of 10% or more of the assets of the corporation and (c) certain transactions that result in the issuance of capital stock of the corporation to the Interested Shareholder. These restrictions do not apply if
(i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and certain employee benefit plans), (ii) the board of directors approves the share acquisition or business combination before the Interested Shareholder acquires 15% or more of the corporation's voting stock or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock.

                              SELLING SHAREHOLDERS

     Of the Shares offered by this Prospectus, 675,000 were originally issued to Messrs. Baldridge and Hall, 46,333 are shares underlying common stock purchase warrants held by Messrs. Baldridge and Hall, and 30,689 are shares underlying the vested portions of stock options held by Messrs. Baldridge and Hall. Messrs. Baldridge and Hall became officers and directors of the Company at the time of its acquisition of CTI; Mr. Hall retired as an officer effective December 31, 1996 and Mr. Baldridge retired as an officer effective March 15, 1997.

     Also offered by this Prospectus are 10,000 shares issued in December 1996 to certain shareholders of TravTech, Inc. in connection with the Company's acquisition of TravTech, Inc.; 90,000 shares issued in February 1997 to the shareholders of Off-Site Solutions, Inc., in connection with the Company's acquisition of Off-Site Solutions, Inc., 230,000 shares issued by the Company in March 1997 to Darrel L. Pfeifer, Darrel L. Pfeifer and Teresa M. Pfeifer as joint tenants, David Helms, David Rohrer, Paul Madden, and Freddy L. Hughes and Norma J. Hughes as joint tenants, in exchange for their shares in PCB West, Inc.; and 200,000 shares issued in July 1997 to Ronald L. Mosher, Carolyn M. Mosher, and Lauren M. Primmer in exchange for their shares in Mosher Design Services, Inc.

     Other than Mr. Hall's and Mr Baldridge's positions described above, no Selling Shareholder has had any position, office, or other relationship with the Company in the past three years.

     The following table sets forth certain information given to the Company by the Selling Shareholders as of July 31, 1997:


                                     Shares of
                                    Common Stock           Shares Offered
Selling Shareholder              Beneficially Owned           for Sale
--------------------             ------------------           --------

Robert G. Baldridge                    385,365 (1)(2)            385,365 (1)(2)
Charles N. Hall                        347,032 (1)(2)            347,032 (1)(2)
Douglas P. Seward                       35,000                    35,000
Rocco E. Calvello                       30,000                    30,000
Frank E. Frank                          25,000                    25,000
Darrel L. Pfeifer                       43,700                    43,700

Darrel L. Pfeifer and                   73,600                    73,600
Teresa M. Pfeifer as joint
tenants
David R. Helms                          39,100                    39,100
David C. Rohrer                         17,250                    17,250
Paul Madden                             39,100                    39,100
Freddy L. Hughes and                    17,250                    17,250
Norma J. Hughes as joint
tenants
Wright 1992 Family Limited               6,252                     6,252
Partnership
R.J. Wright Family Limited               3,748                     3,748
Partnership
Ronald L. Mosher                        70,000                    70,000
Carolyn M. Mosher                       70,000                    70,000
Lauren M. Primmer                       60,000                    60,000
TOTAL                                1,262,397                 1,262,397

(1) Includes shares underlying currently exercisable warrant to acquire 23,166.5 shares
(2)  Includes 11,666 shares subject to a vested stock option.

     If all of the Shares being offered are sold, none of the Selling Shareholders will own any shares of Common Stock after the completion of the Offering. However, the Selling Shareholders are not obliged to sell the Shares offered by them hereunder.

                              PLAN OF DISTRIBUTION

     Each Selling Shareholder has represented to the Company that he or she purchased the Shares for investment, with no present intention of distribution. However, because such investors, even though buying the Shares for investment, may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed the Registration Statement under the Securities Act with the Commission with respect to the resale of the Shares according to the plan of distribution described below.

     The Shares may be sold from time to time by the Selling Shareholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on stock exchanges (including the Nasdaq National Market) or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, through the writing of options, or in privately negotiated transactions. The Shares may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately before sale. The Selling Shareholders, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any commissions received by them and profit on any resale of the Shares as principals may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to pay all expenses (other than any underwriting costs, selling commission and fees and certain expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Second Amended and Restated Articles of Incorporation limit the personal liability of directors to the Company and its shareholders for monetary damages for conduct as directors to the fullest extent permitted by Oregon law. The Articles also provide that the Company will indemnify to the fullest extent not prohibited by law any current or former director of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                         SHARES ELIGIBLE FOR FUTURE SALE

     As of July 31, 1997, 12,636,268 shares of Common Stock were outstanding. Of these shares, 2,300,000 shares are freely tradeable without restriction under the Securities Act, unless purchased by an "affiliate" of the Company, as that term is defined in Rule 144, and an additional 9,163,022 shares are eligible for immediate resale in the public market subject to the limitations of Rule 144. The remaining shares are "restricted securities" as defined in Rule 144 and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption pursuant to Rule 144.

     Exercisable warrants to purchase a total of 46,333 shares of Common Stock for $12.00 per share are held by two of the Selling Shareholders. The shares of Common Stock issuable on exercise of these warrants are included in the Registration Statement containing this Prospectus.

     On the satisfaction of applicable exercisability periods and subject to Rule 144 volume limitations applicable to affiliates, up to 1,500,000 shares of Common Stock to be issued on exercise of outstanding options granted pursuant to the Stock Incentive Plan may be available for immediate resale in the open market. Options to acquire 1,004,050 shares are currently outstanding.

     In general under Rule 144, a person, including an affiliate of the Company, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 126,363 shares) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not an "affiliate" of the issuer at any time during the three months preceding a sale and who has beneficially owned shares for at least two years may sell those shares at any time without compliance with the public information, volume limitation, manner of sale and notice provisions of Rule 144.

     Robert L. Praegitzer and the Selling Shareholders are entitled to certain rights with respect to the registration of a total of 2,160,922 shares of Common Stock under the Securities Act. Under the terms of an agreement between the Company and these holders, if the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders at any time before November 15, 2005, the holders are entitled to notice of such registration and to include in such registration any shares of Common Stock they own, subject to cutback limitations that may be imposed by the underwriter of any underwritten public offering of the Common Stock.


                                     EXPERTS

     The financial statements of Praegitzer Industries, Inc. as of June 30, 1995 and 1996, and for each of the three years in the period ended June 30, 1996, and the financial statements of Trend Circuits, Inc. for the years ended December 31, 1995 and 1994, incorporated in this Prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports with respect thereto and are incorporated in reliance on the reports of such firm given on their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     All expenses in connection with the issuance and distribution of the securities being registered will be paid by the Company. The following is an itemized statement of the estimated expenses:


Securities and Exchange Commission registration fee...............    $5,690.35
Accounting fees and expenses......................................   $10,000.00
Legal fees and expenses...........................................   $10,000.00
Transfer agent and registrar fee..................................    $1,000.00
Miscellaneous.....................................................      $500.00
                                                                     ----------
   Total..........................................................   $27,190.35
                                                                     ==========

Item 15.  Indemnification of Officers and Directors

     Article IV of the Registrant's Second Amended and Restated Articles of Incorporation, as amended (the "Articles"), requires indemnification of current or former directors of the Registrant to the fullest extent not prohibited by the Oregon Business Corporation Act (the "Act"). The Act permits or requires indemnification of directors and officers in certain circumstances. The effects of the Articles and the Act (the "Indemnification Provisions") are summarized as follows:

     (a) The Indemnification Provisions grant a right of indemnification in respect of any proceeding (other than an action by or in the right of the Company), if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere, or its equivalent, is not, of itself, determinative that the person did not meet the required standards of conduct.

     (b) The Indemnification Provisions grant a right of indemnification in respect of any proceeding by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

     (c) Every person who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of the person's status as a director or officer of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

     (d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

     (e) The Registrant may advance to a director or officer the expenses incurred in defending any proceeding in advance of its final disposition if the director or officer affirms in writing in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

     The Registrant may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 16.  Exhibits

   5.1    Opinion of Stoel Rives LLP*
  23.1    Consent of Deloitte & Touche LLP
  23.2    Consent of Stoel Rives LLP (included in Exhibit 5.1)*
  24.1    Powers of Attorney


* Filed as an Exhibit to the Registration Statement on Form S-3 filed with the Commission on April 4, 1997.
** Included on signature page of Registration Statement on Form S-3 as filed with the Commission on April 4, 1997.

Item 17.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Oregon, on August 1, 1997.

                                        PRAEGITZER INDUSTRIES, INC.


                                        By /s/ Matthew J. Bergeron
                                          -------------------------------------
                                          Matthew J. Bergeron
                                          Chief Operating Officer,
                                          Executive Vice President and Director


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Signature                     Date                   Title
         ---------                     ----                   -----


Principal Executive Officer:

/s/ Robert L. Praegitzer*          August 1, 1997      Chief Executive Officer,
------------------------------                         Chairman, and President
Matthew J. Bergeron


Principal Financial and Accounting Officer:

/s/ William J. Thale               August 1, 1997      Vice President and Chief
------------------------------                         Financial Officer
William J. Thale


/s/ Matthew J. Bergeron            August 1, 1997      Chief Operating Officer,
------------------------------                         Executive Vice President,
Matthew J. Bergeron                                    and Director

/s/ Robert G. Baldridge*           August 1, 1997      Senior Vice President
------------------------------                         and Director
Robert G. Baldridge

/s/ Daniel J. Barnett*             August 1, 1997      Senior Vice President
------------------------------                         and Director
Daniel J. Barnett

/s/ Charles N. Hall*               August 1, 1997      Director
------------------------------
Charles N. Hall

/s/ William L. Healy*              August 1, 1997      Director
------------------------------
William L. Healy

------------------------------                         Director
Merrill A. McPeak

/s/ Sally Praegitzer*              August 1, 1997      Director
------------------------------
Sally Praegitzer

/s/ T.L. Stebbins*                 August 1, 1997      Director
------------------------------
T.L. Stebbins

*By /s/ Matthew J. Bergeron        August 1, 1997
   ---------------------------
   Matthew J. Bergeron
   (Attorney-in-fact)

                                  EXHIBIT INDEX



Exhibit No.                Description

  5.1             Opinion of Stoel Rives LLP*
 23.1             Consent of Deloitte & Touche LLP
 23.2             Consent of Stoel Rives LLP (included in Exhibit 5.1)*
 24.1             Powers of Attorney**

* Filed as an Exhibit to the Registration Statement on Form S-3 filed with the Commission on April 4, 1997
** Included on signature page of the Registration Statement on Form S-3 filed with the Commission on April 4, 1997